SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue and Announces Net Income for the
Second Quarter of Fiscal 2007
O’FALLON, MO, March 8, 2007 — Synergetics USA, Inc. (NASDAQ: SURG), a leading manufacturer of precision-engineered, microsurgical instruments, capital equipment and devices primarily for use in vitreoretinal surgery and neurosurgical applications announced its operating results for the second quarter of fiscal 2007 which ended January 30, 2007.
     Synergetics reported record sales of $11.4 million for the quarter, representing a 15.0 percent increase over the comparable quarter of the prior year. Synergetics reported an operating income of approximately $182,000 for the second quarter of fiscal 2007 as compared to an operating income of approximately $1.5 million for the second quarter of fiscal 2006. Operating income for the second quarter of fiscal 2007 was impacted by increased research and development costs of approximately $223,000 and increased selling, general and administrative (“SG&A”) expenses of approximately $1.3 million. SG&A expenses were impacted by increased selling expenses due to higher royalties on an increasing amount of sales and an investment we have made in our ophthalmic sales force as we expand both domestic and international distribution. We also recorded compensation expense of $119,000 on options granted to independent directors during the second quarter of fiscal 2007. Options granted in fiscal 2006 were recorded in the first quarter of that fiscal year. In addition, expenses associated with legal costs and Sarbanes-Oxley consulting and compliance costs increased $197,000 and $111,000, respectively, compared to the second quarter of fiscal 2006. Net income for second quarter of fiscal 2007 was approximately $182,000, or $0.01 per basic and diluted share, compared to net income of approximately $858,000, or $0.04 per basic and diluted share, for the second quarter of fiscal 2006.
     Synergetics reported record sales of $21.36 million for the six months ended January 30, 2007, representing a 24.9 percent increase over the comparable period of the prior year. Synergetics reported an operating income of approximately $900,000 for the six months ended January 30, 2007, compared to an operating income of approximately $2.2 million for the comparable period of fiscal 2006. Operating income for the first six months of fiscal 2007 was impacted by increased research and development costs of approximately $494,000 and increased SG&A expenses of approximately $2.4 million. SG&A expenses were impacted by increased selling expenses due to higher royalties on a higher sales volume. The Company also made an investment in our ophthalmic sales force as we expand both domestic and international distribution. In addition, expenses associated with legal costs, Sarbanes-Oxley consulting and compliance costs and additional expense associated with the former Valley Forge Scientific Corp. as it is included the full six month period this year increased $331,000, $291,000 and $650,000, respectively. Net income for the six months ended January 30, 2007 was approximately $558,000, or $0.02 per basic and diluted share, compared to net income of approximately $1.3 million, or $0.08 per basic and diluted share, for the six months ended January 30, 2006.
     “Synergetics had a good second quarter in fiscal 2007.” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “Although we are pleased with 15.0 percent revenue growth, we know that we can do better. Both Domestic and International Neurosurgery grew strongly on our continued increase in Omni™ sales and on the initial shipment of customer Malis® Advantage™ units near the end of the quarter. Our product offering and products will continue to evolve. I am excited about the future products that we are working on.”

     Mr. Scheller further commented, “Ophthalmology is about one quarter behind where we thought it would be at this time. Ophthalmology is undergoing a major change in both domestic and international distribution. Five new independent territories have been added and two territories internationally have recently transitioned from independent agent distributors to direct sales. The Vitra™ laser and Photon™ II started to be sold in earnest near the end of the quarter, but the UL approval on PHOTONTM II did not occur until February 8, 2007. Sales of both products are strong. New products in research and development (“R&D”) include continuations of existing product lines and some entirely new lines. I remain excited about the future prospects in this business. We have a lot of opportunities to improve both our products and our distribution channels.”
Net Sales
     The following table presents net sales by category (dollars in thousands):

	Quarter Ended January 30		% Increase
	2007	2006	(Decrease)
Ophthalmic	$5,958	$5,805	2.6%
Neurosurgery	4,357	3,156	38.1%
Other	1,038	907	14.4%

	$11,353	$9,868	15.0%

     Ophthalmic sales growth was 2.6 percent from the second quarter of fiscal 2006. Although sales in most areas grew effectively, the recovery from the disruption of distribution in a major European market continued to have an impact during the quarter as domestic sales grew 5.7 percent while international sales fell 2.8 percent. The recent restructuring of the domestic sales organization is almost complete, although there are still a few open territories and the Company continues to train its new territory managers.
     Neurosurgery net sales of Synergetics during the second quarter of fiscal 2007 were 38.1 percent greater than the second quarter of fiscal 2006, primarily attributable to the sales in the core technology area of power ultrasonic aspirators, the Malis® AdvantageTM and their related disposables. The Company expects that sales of these products will continue to have a positive impact on net sales for the remainder of fiscal 2007.
     Other net sales during the second fiscal quarter of 2007 were 14.4 percent greater than in the second fiscal quarter of 2006, primarily attributable to sales to Stryker in the pain control market and sales of the BiDentTM electrosurgical generator and its related disposables.
     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended January 30
	2007	2006	% Increase
United States	$8,856	$7,768	14.0%
International (including Canada)	2,497	2,100	18.9%

	$11,353	$9,868	15.0%

     Domestic and international sales growth was primarily attributable to the sales in the core technology areas of power ultrasonic aspirators, the Malis® AdvantageTM and their related disposables. The Omni® power ultrasonic aspirator received the CE (“Conformity European”) mark during the second quarter of fiscal 2006, thus allowing the Company to begin selling these medical devices internationally into European countries that require the CE mark registration.
Gross Profit
     Gross profit as a percentage of net sales was 56.2 percent in the second quarter of fiscal 2007 compared to 62.2 percent for the same period in fiscal 2006. Gross profit as a percentage of net sales from the second quarter of fiscal 2007 to the second quarter of fiscal 2006 decreased 6.0 percentage points, primarily due to the change in mix toward higher Synergetics’ neurosurgery sales and additional costs experienced in manufacturing some of the Company’s new and yet to be introduced products and product redesigns. The Company anticipates that margins will improve as experience is gained in manufacturing recently added products and product redesigns since initial production runs for new products typically involve a learning curve.
Operating Expenses
     R&D as a percentage of net sales was 5.6 percent and 4.2 percent for the second quarter of fiscal 2007 and 2006, respectively. R&D costs increased to $640,000 in the second quarter of fiscal 2007 from $417,000 in the same period in fiscal 2006, reflecting an increase in costs associated with product redesigns and an increase in spending on active projects focused on areas of strategic significance. Synergetics’ pipeline included approximately 72 active, major projects in various stages of completion as of January 30, 2007. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate ranging from approximately 4.0 percent to 6.0 percent of net sales.
     SG&A increased by $1.3 million to approximately $5.6 million during the second quarter of fiscal 2007 compared to approximately $4.3 million during the second quarter of fiscal 2006. The percentage of SG&A to net sales increased from 43.2 percent for the second quarter of fiscal 2006 to 48.9 percent for the second quarter of fiscal 2007. Selling expenses, which consist of salaries, commissions and royalties, the largest component of SG&A, increased approximately $473,000 to $2.6 million, or 23.3 percent of net sales, for the second quarter of fiscal 2007, compared to $2.2 million, or 22.0 percent of net sales, for the second quarter of fiscal 2006. This increase was not only due to increased royalties on a higher levels of sales but was also due to an investment Synergetics made in its ophthalmic sales force as it continues to expand both domestic and international distribution. Selling headcount increased by 29.5 percent from January 30, 2006 to January 30, 2007. General and administrative headcount increased approximately 26.7 percent over that same timeframe, which resulted in an increase in general salaries and benefits of approximately $202,000 in the second quarter of fiscal 2007, compared to the second quarter of fiscal 2006. The Company also recorded compensation expense of $119,000 on options granted to independent directors during the second fiscal quarter of 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment.” Options granted in fiscal 2006 were recorded in the first quarter of that fiscal year as the options were granted on September 22, 2005, or the day following the consummation of the Company’s merger with Valley Forge Scientific Corp. The Company’s legal expenses increased by

$197,000 during the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006. In addition to the internal costs associated with the Company’s Sarbanes-Oxley compliance efforts, the Company also recorded an additional amount of approximately $111,000 in consulting expense.
Other Expenses
     Other expenses for the second quarter of fiscal 2007 increased 55.8 percent to $243,000 from $156,000 for the second quarter of fiscal 2006. The increase was due primarily to increased interest expense on a note payable to the estate of Dr. Leonard Malis and increased borrowings on the Company’s working capital line due to working capital needs during the first quarter of fiscal 2007.
Operating Income, Income Taxes and Net Income
     Operating loss for the second quarter of fiscal 2007 was $61,000 as compared to an operating profit of $1.3 million in the comparable 2006 fiscal period. The decrease in operating income was primarily the result of a 6.0 percent decrease in gross profit margin on 15.0 percent more net sales, an increase of $223,000 in research and development costs and an increase of $1.3 million in SG&A expenses.
     The Company recorded a $23,000 provision on a pre-tax loss of $61,000 due to the state tax impact on a small pre-tax loss in the second fiscal quarter of 2007, compared to a 34.0 percent tax provision for the second fiscal quarter of 2006. In addition, the Company recorded an income tax credit for re-enactment of a research and experimentation credit of $266,000 during the second quarter. The impact of this credit was due to the continuation of the research and experimentation credit in January 2007 which had not been recorded during fiscal 2006 or the first quarter of fiscal 2007.
     Net income decreased by $676,000 to $182,000, or 78.8 percent, from $858,000 for the second quarter of fiscal 2007, compared to the same period in fiscal 2006. Basic and diluted earnings per share for the second quarter of fiscal 2007 decreased to $0.01 from $0.04 for the second quarter of fiscal 2006. Basic weighted average shares outstanding increased from 23,934,251 to 24,214,322.
Financial Highlights

	For the three months ended		For the six months ended
	Jan 30, 2007	Jan 30, 2006	Jan 30, 2007	Jan 30, 2006
	(in thousands, except share and per share data)
Net sales	$11,353	$9,968	$21,259	$17,016
Gross profit	6,378	6,134	12,581	10,973
Selling, general and administrative expenses	5,556	4,261	10,493	8,063
Research and development expenses	640	417	1,188	694
Operating income	182	1,456	900	2,217
Other income (expense)	(243)	(156)	(399)	(180)
Provision for income taxes	23	442	209	692
Provision for re-enactment of the
research & experimentation credit	(266)	—	(266)	—
Net income	182	858	558	1,344
Basic income per share	$0.01	$0.04	$0.02	$0.08
Diluted income per share	$0.01	$0.04	$0.02	$0.08
Common shares outstanding:
Basic	24,214,322	23,934,251	24,212,531	17,196,651
Diluted	24,410,302	24,148,395	24,412,642	17,413,406

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Measurements
     The non-GAAP financial comparisons utilized above are the measurement of earnings per share for Synergetics USA, Inc. prior to utilizing the 4.59 conversion ratio agreed to in the merger agreement with Valley Forge Scientific Corp. for the six months ended January 30, 2007. Management believes this measurement gives a more accurate comparison of how the Company is performing versus the comparison to Synergetics Missouri pre-merger. The following is a reconciliation between the GAAP measures and the non-GAAP measures:

Six Months Ended
Net income and share information
Net Income for the period ended January 30, 2006:	$1,344,000

Pro Forma Shares Outstanding (as if Valley Forge shares and shares issued in the acquisition were outstanding for entire quarter	23,008,600

Basic Earnings Per Share	$0.06

About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in our Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Company Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100